Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc.
1166 Avenue of the Americas
New York, NY 10036 212 832 3232

Contact:
Robert Klemens
Vice President
Communications 212 796 9377

Cohen & Steers Income Opportunities REIT, Inc. Acquires Grocery-Anchored Shopping Center in Partnership with Phillips Edison & Company

New York, July 25, 2024—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of Des Peres Corners, a grocery-anchored shopping center in Des Peres, Missouri with Phillips Edison & Company, Inc. (“PECO”). The acquisition was made through a programmatic joint venture targeting $300 million in equity and owned 80% by CNSREIT and 20% by PECO. The joint venture will focus on acquiring open-air, grocery-anchored shopping centers and will leverage PECO’s deep sector expertise.

Des Peres Corners is an approximately 121,000 square foot grocery-anchored, open-air shopping center built in 2009, located at one of the most prominent intersections in Des Peres, a growing suburb of St. Louis. The property is 90% occupied and is anchored by an approximately 74,000 square foot Schnucks grocer along with an array of national and local necessity-based retailers across the medical, beauty and personal care and food industries. Schnucks is the grocery market share leader in the St. Louis metro area with more than 100 stores throughout the Midwest.

Des Peres is recognized as a top suburban market for its proximity to high-profile employers in the area, 30 colleges and universities and a highly-rated local school system. The affluent submarket boasts strong five-year average occupancy rates for retail properties, consistently outperforming neighboring submarkets and the U.S. average, with local retail vacancy at all-time lows.

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:

“We are excited to launch our programmatic joint venture with Phillips Edison & Company through this first acquisition. PECO is one of the largest publicly traded owners of grocery-anchored shopping centers in the U.S., and we have watched them operate skillfully for many years in this property segment. We believe their expertise will drive value in this joint venture. More broadly, we believe CNSREIT shareholders will continue to benefit from the superior operating capabilities and access to superior deal flow that our best-in-class partners bring to our investment program.”

Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison & Company, added:

“We are pleased to partner with CNSREIT on this joint venture and first acquisition. This joint venture increases PECO’s access to growth capital and increases the acquisition universe available to us. We believe this joint venture will generate attractive returns for both partners.”

CNSREIT is acquiring high quality properties that generate attractive income potential across the U.S. alongside best-in-class operators. The vehicle’s initial investment focus includes well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Phillips Edison & Company. Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of March 31, 2024, PECO managed 304 shopping centers, including 284 wholly-owned centers comprising 32.4 million square feet across 31 states and 20 shopping centers owned in one institutional joint venture. PECO is focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.

PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Cohen & Steers Income Opportunities REIT, Inc. Contact:

Robert Klemens

Vice President, Communications

media@cohenandsteers.com

Phillips Edison & Company Contact:

Kimberly Green

Senior Vice President, Investor Relations

kgreen@phillipsedison.com

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.

Website: https://www.cnsreit.com/

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